Exhibit 16.1

October 28, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have read Granite Ridge Resources, Inc’s “Granite Ridge” statements included under Item 4.01 of its Form 8-K dated October 28, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 24, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York